                              [PRICE COSTCO LOGO]

                                 999 LAKE DRIVE
                           ISSAQUAH, WASHINGTON 98027

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

    Notice is hereby given that the Annual Meeting of the stockholders of Price/Costco, Inc. (the "Company") will be held at Disneyland Pacific Hotel (formerly The Pan Pacific Hotel), Ballroom, 1717 South West Street, Anaheim, California 92802 on Thursday, February 1, 1996 at 10:00 a.m., for the following purposes:

    1. To elect three (3) Class III directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified.

    2. To consider and ratify the selection of the Company's independent auditors.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on December 8, 1995 are entitled to notice of and to vote at the meeting.

    All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. Any stockholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

    Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

                                          By Order of the Board of Directors,

                                                        [LOGO]

                                          Joel Benoliel
                                          SECRETARY

December 20, 1995

                              [PRICE COSTCO LOGO]

                                PROXY STATEMENT
                 FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                FEBRUARY 1, 1996

                      SOLICITATION AND REVOCATION OF PROXY

    Proxies in the form enclosed are solicited by the Board of Directors of Price/Costco, Inc. (the "Company" or "PriceCostco") to be voted at the annual meeting of stockholders to be held on February 1, 1996, or any adjournments thereof (the "Annual Meeting"). The individuals named as proxies are Jeffrey H. Brotman and James D. Sinegal. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to stockholders on or about December 20, 1995.

    All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, the shares will be voted for the nominees for director listed herein and on the proxy and for the ratification of the Company's independent auditors. A stockholder giving a proxy has the power to revoke it any time before it is voted.

    At the close of business on December 8, 1995, there were 195,293,609 shares of common stock, par value $.01 per share (the "Common Stock"), outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors. Only stockholders of record at the close of business on December 8, 1995 (the "Record Date") will be entitled to vote at the Annual Meeting.

    The affirmative vote of at least a majority of the Common Stock represented, in person or by proxy, at the Annual Meeting is required to approve each of the proposals. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Under applicable Delaware law, in determining whether a proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against each of the proposals.

    In addition to mailing this material to stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact. All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. The Company does not currently intend to employ any other party to assist in the solicitation process.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on October 31, 1995. The following is based solely on statements on filings with the Securities and Exchange Commission (the "SEC") or other reliable information.

           NAME AND ADDRESS OF
             BENEFICIAL OWNER           SHARES    PERCENT
      ------------------------------  ----------  ------
      Fourcar B.V. .................  21,191,301   10.8
       Blaak 28-34
       3011 TA Rotterdam,
       The Netherlands

    The following table sets forth the shares of the Common Stock owned by each director of the Company, each nominee for election as a director of the Company and all directors and executive officers as a group on October 31, 1995.

      NAME OF BENEFICIAL OWNER        SHARES BENEFICIALLY OWNED   PERCENT
      ------------------------------  -------------------------   -------
      James D. Sinegal..............        2,925,885(1)            1.5
      Jeffrey H. Brotman............        3,074,875(2)            1.6
      Richard D. DiCerchio..........          471,046(3)            *
      Richard A. Galanti............          303,693(4)            *
      Daniel Bernard................            8,000(5)            *
      Hamilton E. James.............          122,060(6)            *
      Richard M. Libenson...........           75,640(7)            *
      John W. Meisenbach............          309,750(8)            *
      Frederick O. Paulsell, Jr.....          456,283(9)            *
      All directors and executive
       officers as a group (15
       persons).....................        8,190,087(10)           4.2

------------------------
*   Less than 1%.

 (1) Includes 131,677 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (2) Includes  2,922,197 shares  held  by a  trust of  which  Mr. Brotman  is  a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 152,678 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (3) Includes 220,778 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (4) Includes 103,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (5) Includes 8,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (6) Includes 87,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (7) Includes 16,000 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (8) Includes 100,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner, and 209,750 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

 (9) Includes 72,250 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

(10) Includes 1,364,744 shares issuable under currently exercisable stock options and options exercisable within sixty days of the Record Date.

                             ELECTION OF DIRECTORS

    The authorized number of members of the Board of Directors is currently nine.

    The Board is divided into three classes. Initially, Class I directors were elected for one year, Class II directors for two years and Class III directors for three years. Successors to the class of directors whose term expires at any annual meeting shall be elected for three-year terms. Each of Richard D. DiCerchio, Richard M. Libenson and John W. Meisenbach is nominated as a member of Class III, to serve for a three-year term until the annual meeting of stockholders in 1999 and until his successor is elected and qualified.

    Each of the nominees has indicated that he is willing and able to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The proxies being solicited hereby will be voted for no more than three nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

DIRECTORS

    The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

                                    CURRENT POSITION WITH THE          EXPIRATION OF TERM
                NAME                       COMPANY (1)            AGE     AS DIRECTOR
    ----------------------------  ------------------------------  ---  ------------------
    James D. Sinegal              President, Chief Executive       59         1997
                                   Officer and Director
    Jeffrey H. Brotman            Chairman of the Board of         53         1997
                                   Directors
    Richard D. DiCerchio          Executive Vice President and     52         1996
                                   Director
    Richard A. Galanti            Executive Vice President and     39         1997
                                   Chief Financial Officer and
                                   Director
    Daniel Bernard                Director                         49         1998
    Hamilton E. James             Director                         44         1998
    Richard M. Libenson           Director                         53         1996
    John W. Meisenbach            Director                         59         1996
    Frederick O. Paulsell, Jr.    Director                         56         1998

------------------------

(1) For a description of certain committees of the Board and the members of such committees, see "Committees of the Board" below.

    James D. Sinegal has been President, Chief Executive Officer and a director of the Company since October 1993 upon consummation of the merger of Costco Wholesale Corporation ("Costco") and The Price Company (the "Merger"). From Costco's inception until 1993, he was President and Chief Operating Officer of Costco and served as Chief Executive Officer of Costco from August 1988 until October 1993. Mr. Sinegal is a co-founder of Costco and has been a director of Costco since its inception. Mr. Sinegal is a director of Price Enterprises, Inc. ("Price Enterprises") but his term as a director of Price Enterprises will expire as of that company's next election of directors on January 16, 1996. Mr. Sinegal does not intend to stand for reelection to Price Enterprise's Board of Directors.

    Jeffrey H. Brotman is a native of the Pacific Northwest and is a 1967 graduate of the University of Washington Law School. Mr. Brotman was elected Chairman of the Board of the Company on December 21, 1994. Mr. Brotman was the Vice Chairman of the Board of the Company from October 1993 (upon consummation of the Merger) until December 21, 1994. He is a founder of Costco and a number of other specialty retail chains. Mr. Brotman is a director of Seafirst Bank, Starbucks Corp., The Sweet Factory and Garden Botanika.

    Richard D. DiCerchio has been Executive Vice President and Chief Operating Officer -- Merchandising, Depot, Construction and Marketing and a director of the Company since October 1993 (upon consummation of the Merger) and, until mid-August 1994, also served as Executive Vice President, Chief Operating Officer -- Northern Division. He was elected Chief Operating Officer -- Western Region of Costco in August 1992 and was elected Executive Vice President and director of Costco in April 1986. From June 1985 to April 1986, he was Senior Vice President, Merchandising of Costco. He joined Costco as Vice President, Operations in May 1983.

    Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President -- Finance of the Company since October 1993 (upon consummation of the Merger). He was Senior Vice President, Chief Financial Officer and Treasurer of Costco from January 1985 to October 1993, having joined Costco as Vice President -- Finance in March 1984. From 1978 to February 1984, Mr. Galanti was an Associate with DLJ. In March 1995, Mr. Galanti settled an action brought by the SEC alleging a five-year-old violation of Section 10(b) of the Securities Exchange Act of 1934, as amended and Rule 10b-5 promulgated thereunder that was unrelated to Mr. Galanti's position with the Company. Without admitting or denying the allegations of the SEC's complaint, Mr. Galanti agreed to pay $64,408, and entered into an order requiring him to comply with the relevant sections of the federal securities laws and rules. Mr. Galanti's duties as a director and officer of the Company have not been and will not be affected by the settlement.

    Daniel Bernard has been a director of the Company since June 1, 1994. Mr. Bernard has been the Chief Executive Officer of Carrefour S.A. since the beginning of 1993. From 1989 to 1992, Mr. Bernard was a member of the executive board of Metro International, a German retailer.

    Hamilton E. James has been a director of the Company since October 1993 (upon consummation of the Merger) and was a director of Costco from August 1988 to October 1993. Mr. James is currently the Chairman of the Banking Group at Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in charge of its investment and merchant banking activities. Mr. James also currently serves as a director of County Seat Stores, Inc.

    Richard M. Libenson has been a director of the Company since October 1993 (upon consummation of the Merger). He was a director of The Price Company since its formation in 1976 until October 1993, and was an executive officer of The Price Company from 1976 until October 1989, when he retired from active involvement as an officer of The Price Company. He served as Chief Operating Officer of The Price Company from August 1986 through October 1988, and Vice Chairman of its Board from October 1988 through September 1989.

    John W. Meisenbach has been a director of the Company since October 1993 (upon consummation of the Merger) and was a director of Costco from its inception to October 1993. He is President of MCM (Meisenbach Capital Management) Financial, Inc., a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

    Frederick O. Paulsell, Jr. was a director of the Company from October 1993 (upon consummation of the Merger) until June 1, 1994 and was elected again as a director of the Company in January 1995. He has been a director of Costco since its inception. From 1973 through March 1982, he was Executive Vice President of Foster & Marshall Inc., and he was Executive Vice President of Foster & Marshall/ American Express Inc. from March 1983 through June 1985. Mr. Paulsell was President of Foster, Paulsell & Baker, an investment banking firm, between 1985 and 1995. Since early 1995, Mr. Paulsell has been a Principal of Olympic Capital Partners, L.L.C., a Seattle-based investment banking firm. Mr. Paulsell currently sits on the boards of various companies and organizations including TRM Copy Centers, Stewart Title Holding Company, Seattle Coffee Holdings and the Seattle Chamber of Commerce. Mr. Paulsell was Chairman of Strategic Direct Inc. and Ballard Computer, which filed for bankruptcy protection in September 1991 and May 1995 respectively.

COMMITTEES OF THE BOARD

    The Audit Committee's function is to review the results of the audit of the Company performed by the independent public accountants, to review and evaluate internal accounting controls and to recommend the selection of independent public accountants. The Audit Committee is also authorized to conduct such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants, including the availability of Company records, information and personnel. The Audit Committee consists of Messrs. Libenson, Paulsell and Meisenbach. The Audit Committee met one time during the 1995 fiscal year.

    The Board of Directors of the Company also has a Compensation Committee to review the salaries, bonuses and stock options provided to certain executive officers of the Company and oversee the overall administration of the Company's compensation and stock option program. The Compensation Committee consists of Messrs. James, Paulsell and Meisenbach. The Compensation Committee met several times to discuss various issues, and acted by unanimous consent on two occasions during the 1995 fiscal year.

    During the Company's last fiscal year, the Company's Board of Directors met four times. Each member of the Board attended all of the Board meetings. Each member of the Board who served on one of the committees of the Board attended all of the meetings of each such committee on which he served.

                             EXECUTIVE COMPENSATION

    The following tables and descriptive materials set forth information concerning compensation earned for services rendered to the Company by (A) the Chief Executive Officer of the Company (the "CEO"), and (B) the four other most highly compensated individuals (other than the CEO) who were serving as executive officers of the Company at the end of the 1995 fiscal year (collectively, together with the CEO, the "Named Executive Officers").

SUMMARY OF COMPENSATION

    The following table summarizes the compensation earned by the Named Executive Officers during fiscal 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                           ANNUAL COMPENSATION               ----------------
                                               --------------------------------------------     SECURITIES       ALL OTHER
                                     FISCAL                                OTHER ANNUAL         UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR     SALARY ($)(A)   BONUS    COMPENSATION ($)(B)  OPTIONS/SARS (#)     ($)(C)
----------------------------------  ---------  ------------  ---------  -------------------  ----------------  -------------
James D. Sinegal                      1995       305,769             0                0            50,000           16,900
 President and Chief Executive        1994       300,000             0                0            19,400           10,495
 Officer                              1993       300,000             0                0            45,000            8,625
Jeffrey H. Brotman                    1995       305,769             0                0            50,000           15,820
 Chairman of the Board                1994       300,000             0                0            19,400            8,884
                                      1993       300,000             0                0            45,000            7,583
Richard D. DiCerchio                  1995       265,000        37,000                0            20,000           15,820
 Executive Vice President             1994       256,923        40,000                0            30,900            8,358
                                      1993       240,000        30,000                0            45,000            6,902
Edward B. Maron, Jr.                  1995       297,710        44,358                0            20,000           11,110
 Executive Vice President             1994       234,086        44,260           78,472            20,000            9,590
                                      1993       219,600        28,657          113,651                 0            7,015
Dennis R. Zook                        1995       270,819        31,881                0            20,000           11,598
 Executive Vice President             1994       235,000        30,000                0            20,000           16,700
                                      1993       235,000         3,000                0                 0           16,563

------------------------

(A) Because the Company's fiscal year 1995 was a 53-week year, salary amounts shown for each Named Executive Officer include one week of compensation in addition to the amounts otherwise payable on an annualized basis.

(B) Amounts shown for Mr. Maron in 1993 and 1994 represent tax equalization payments.

(C) In fiscal year 1995, amounts shown for Messrs. Sinegal, Brotman, DiCerchio and Maron include the Company's matching contributions under a deferred compensation plan of $5,000 each. In fiscal year 1995, amounts shown for Messrs. Sinegal, Brotman, DiCerchio and Zook include matching contributions of $500 each, and Company contributions of $9,000 each, under the PriceCostco 401(k) Retirement Plan. Amounts shown for each Named Executive Officer include premiums representing the term insurance portion under the executive life program of $2,400, $1,320, $1,320, $6,110 and $2,098, respectively, in fiscal year 1995.

GRANTS OF STOCK OPTIONS

    The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 1995:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                              NUMBER OF        % OF TOTAL                                    ANNUAL RATES OF STOCK
                             SECURITIES       OPTIONS/SARS                                   PRICE APPRECIATION FOR
                             UNDERLYING        GRANTED TO                                       OPTION TERM (C)
                            OPTIONS/SARS        EMPLOYEES        EXERCISE OR     EXPIRATION  ----------------------
NAME                       GRANTED (#)(A)    FISCAL YEAR (B)   BASE PRICE($/SH)     DATE      5% ($)      10% ($)
-------------------------  ---------------  -----------------  ----------------  ----------  ---------  -----------
James D. Sinegal.........        50,000              1.42           13.3125        05/26/05    418,605    1,060,833
Jeffrey H. Brotman.......        50,000              1.42           13.3125        05/26/05    418,605    1,060,833
Richard D. DiCerchio.....        20,000               .57           13.3125        05/26/05    167,442      424,333
Edward B. Maron, Jr......        20,000               .57           13.3125        05/26/05    167,442      424,333
Dennis R. Zook...........        20,000               .57           13.3125        05/26/05    167,442      424,333

------------------------
(A) These stock options vest 20% per year for five years from the date of grant and expire ten years from the date of grant. The exercise price for these stock options equals the fair market value of the Common Stock on the date of grant.

(B) The total number of stock options granted in fiscal 1995 by the Company was 3,515,776.

(C) These assumed rates of appreciation are provided in order to comply with requirements of the Securities and Exchange Commission, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

    The following table sets forth information concerning the exercise of stock options during fiscal 1995 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES           VALUE OF
                                                                          UNDERLYING              UNEXERCISED
                                                                          UNEXERCISED             IN-THE-MONEY
                                                                        OPTIONS/SARS AT         OPTIONS/ SARS AT
                                         SHARES                           FY-END (#)               FY-END ($)
                                        ACQUIRED                     ---------------------     ------------------
                                           ON       VALUE REALIZED       EXERCISABLE/             EXERCISABLE/
NAME                                   EXERCISE (#)     ($)(A)           UNEXERCISABLE           UNEXERCISABLE
-------------------------------------  ----------   --------------   ---------------------     ------------------
James D. Sinegal.....................         0               0             127,797/70,603              0/206,250
Jeffrey H. Brotman...................         0               0             148,798/70,603              0/206,250
Richard D. DiCerchio.................    54,246         672,655             218,598/49,803      1,292,499/119,500
Edward B. Maron, Jr..................         0               0              44,956/52,500         82,500/156,125
Dennis R. Zook.......................         0               0              51,718/80,516         34,867/132,311

------------------------
(A) Market value of underlying securities at the exercise date, minus the exercise price of such options.

COMPENSATION OF DIRECTORS

    Each non-employee director of the Company earns $30,000 per year for serving on the Board and $1,000 for each Board meeting and $500 for each committee meeting attended. In addition, non-employee directors receive an annual grant of options to purchase 8,000 shares of common stock, and are reimbursed for travel expenses incurred in connection with the performance of their duties as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1995 were John W. Meisenbach, Hamilton E. James and Frederick O. Paulsell, Jr.

    John W. Meisenbach is a principal shareholder of MCM (Meisenbach Capital Management) Financial, Inc. MCM provided consulting and insurance services in managing the Company's employee benefit plans and executive life insurance programs covering over $70,000,000 in total annual benefit costs, for which MCM received total compensation from third party insurers of $580,773 in fiscal 1995.

    Hamilton E. James is a Managing Director of DLJ. During fiscal 1995, DLJ represented the Company in connection with the spin-off of certain assets of the Company to Price Enterprises (the "Exchange Transaction") and also provided services to the Company in connection with a $300,000,000 Senior Note Offering.

REPORT OF COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors of the Company (the "Committee") determined and administered the compensation of the Company's executive officers during fiscal 1995.

    COMPENSATION PHILOSOPHY. The Committee endeavored to ensure that the compensation programs for executive officers of the Company during fiscal 1995 were effective in attracting and retaining key executives responsible for the success of the Company and in promoting its long-term interests and those of its stockholders. The Committee sought to align total compensation for senior management with corporate performance. The Committee placed emphasis on variable, performance-based components, such as stock option awards and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performances. These short- and long-term incentive compensation programs were intended to reinforce management's commitment to enhancement of profitability and stockholder value.

    The Committee took into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's executive officers during fiscal 1995. While the Committee considered such corporate performance measures as net income, earnings per common share, comparable warehouse sales, margins and rate of revenue increase, the Committee did not apply any specific quantitative formula in making compensation decisions. The Committee also recognized qualitative factors, such as the ability to meet annual corporate growth and profits goals and demonstrated leadership ability.

    Base salaries for the executive officers were established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position and the salaries paid to comparable officers by companies which are competitors of the Company. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual officer performance. The Committee focused primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

    From time to time, executive officers have been eligible to receive incentive compensation awards under the Company's annual bonus plan and stock option plan, based upon corporate and individual performance. In approving grants and awards under the bonus plan and the option plan, the Committee considered the quantitative and qualitative factors and industry comparisons outlined above. The factors taken into account in determining awards under the bonus plan were the corporate performance measures described above.

    Awards under the option plan were approved at various times throughout the year. The number of options previously awarded to and held by executive officers was reviewed but was not a determinative factor in the size of 1995 option grants.

    In general, compensation payments in excess of $1 million to any of the Named Executive Officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, certain performance based compensation is not subject to such limitation. The Company's stock option plan currently qualifies for such performance based exception. The Company does not expect that its cash compensation payable to any of the Named Executive Officers will exceed the $1 million limitation during fiscal 1996.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In evaluating the compensation of James D. Sinegal, President and Chief Executive Officer of the Company for fiscal 1995, the Committee placed particular emphasis on Mr. Sinegal's superior leadership in managing the business, and the Company's financial and operating performance.

    The Committee noted that, despite the difficult economic environment which prevailed for retailers throughout fiscal 1995, the Company's total sales in the fifty-three week fiscal year increased by 11% from the prior fifty-two week fiscal year, and comparable warehouse sales for the 1995 fiscal year increased by 2% from the prior year. Net income from continuing operations for fiscal 1995 was approximately $.18 per share higher than for fiscal 1994 ($1.05 versus $.87), excluding merger and restructuring charges.

    In accordance with the compensation philosophy described above, the Committee set Mr. Sinegal's base salary at $300,000 for fiscal 1995, which was the same as his salary for fiscal 1994 and fiscal 1993. In addition, in fiscal 1995, the Committee authorized a grant to Mr. Sinegal of options to acquire 50,000 shares of the Common Stock under the option plan. Mr. Sinegal received no award with respect to fiscal 1995 under the annual bonus plan.

                                          Compensation Committee
                                          John W. Meisenbach
                                          Hamilton E. James
                                          Frederick O. Paulsell, Jr.

PERFORMANCE GRAPH

    The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the following group of peer companies (based on weighted market capitalization) selected by the Company: Dayton Hudson Corporation; Home Depot, Inc.; Kmart Corporation; The Limited Inc.; Nordstrom Inc.; Office Depot, Inc.; Staples Inc.; Toys R Us Inc.; Waban Inc.; and Wal Mart Stores, Inc. The information is provided for the period from the Company's inception (upon consummation of the Merger), October 21, 1993, through September 3, 1995, the end of fiscal 1995.

                        COMPARED CUMULATIVE TOTAL RETURN
          AMONG PRICE/COSTCO, INC., S&P 500 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             PRICE/COSTCO, INC.       PEER GROUP INDEX      S&P 500 INDEX
10/21/93                   100.00                  100.00           100.00
12/31/93                   100.72                   93.96           100.25
03/31/94                    94.84                   95.91            96.45
06/30/94                    78.16                   91.41            96.85
09/30/94                    84.04                   92.66           101.59
12/30/94                    67.37                   86.50           101.57
03/31/95                    77.18                   95.21           111.46
06/30/95                    85.03                   97.64           122.10
09/03/95                    91.24                   93.03           126.47

                     ASSUMES $100 INVESTED ON OCT. 21, 1993
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING SEPT. 03, 1995

CERTAIN TRANSACTIONS

    Richard M. Libenson has been engaged as a consultant for the Company. For such services, a corporation owned by Mr. Libenson was paid $174,996 during fiscal 1995.

    Hamilton E. James is a Managing Director of DLJ. During the 1995 fiscal year, DLJ represented the Company in connection with the Exchange Transaction and also provided services to the Company in connection with a $300,000,000 Senior Note Offering.

    John W. Meisenbach is a principal shareholder of MCM. MCM provided consulting and insurance services in managing the Company's employee benefit plans and executive life insurance programs covering over $70,000,000 in total annual benefit costs, for which MCM received total compensation from third party insurers of $580,773 in fiscal 1995.

LEGAL PROCEEDINGS

    On December 19, 1994, a Complaint was filed against PriceCostco in an action entitled SNYDER V. PRICE/COSTCO, INC. ET. AL., Case No. C94-1874Z, United States District Court, Western District of Washington. On January 4, 1995, a Complaint was filed against PriceCostco in an action entitled BALSAM V. PRICE/COSTCO, INC. ET. AL., Case No. C95-0009Z, United States District Court, Western District of Washington. The Snyder and Balsam Cases were subsequently consolidated and on March 15, 1995, plaintiffs' counsel filed a First Amended And Consolidated Class Action And Derivative Complaint. On November 9, 1995, plaintiffs' counsel filed a Second Amended And Consolidated Class Action And Derivative Complaint. The Complaint alleges violation of certain state and federal laws arising from the spin-off and Exchange Transaction and the merger between Price and Costco. The Company believes that this suit is without merit and will vigorously defend against this suit. The Company does not believe that the ultimate outcome of such litigation will have a material adverse effect on the Company's financial position or results of operations.

                      STOCK OWNERSHIP AND TRADING REPORTS

    Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any PriceCostco equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, PriceCostco believes during fiscal 1995, such SEC filing requirements were satisfied, except that one report, covering one transaction during April 1995, was filed late for Mr. DiCerchio.

                INDEPENDENT PUBLIC ACCOUNTANTS AND ANNUAL REPORT

    Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors of the Company has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 1, 1996. Arthur Andersen LLP has issued its report, included in the Company's Form 10-K, on the consolidated financial statements of the Company for the fiscal year ended September 3, 1995. Arthur Andersen LLP has served PriceCostco in this capacity since the Merger and Costco since 1984. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 1997 annual meeting of stockholders must be received by the Company no later than September 3, 1996. Proposals may be mailed to the Company, to the attention of the Secretary, 999 Lake Drive, Issaquah, Washington 98027.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO JOEL BENOLIEL, SECRETARY.

                                          By Order of the Board of Directors,

                                                        [LOGO]

                                          Joel Benoliel
                                          SECRETARY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20548

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                                PRICECOSTCO, INC.

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                                PRICECOSTCO, INC.

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